SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                   [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement                        Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                            Prentiss Properties Trust
          (Name of Registrant as Specified In Its Declaration of Trust)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:_______

     (2)  Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):____________
          ______________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______________________

     (5)  Total fee paid:_______________________________________________________

[ ] Fee paid previously with preliminary materials:_____________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:_______________________________________________

     (2)  Form, Schedule or Registration Statement no.:_________________________

     (3)  Filing Party:_________________________________________________________

     (4)  Date Filed:___________________________________________________________

PRENTISS PROPERTIES TRUST
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220

April 4, 2003

Dear Shareholder:

Your board of trustees joins me in extending a cordial invitation to attend the 2003 Annual Meeting of our shareholders which will be held on Thursday, May 15, 2003 at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas 75220. The meeting will start promptly at 12:00 noon, local time.

We sincerely hope you will be able to attend and participate in the meeting. We will report on our progress and respond to questions you may have about our business. There will also be important items which are required to be acted upon by our shareholders.

Whether or not you plan to attend the 2003 Annual Meeting it is important that your shares be represented and voted at the meeting. Therefore, please act promptly to vote your shares with respect to the proposals described below. You may grant a proxy to vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You may also authorize a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card.


Very sincerely yours,

/s/ Michael V. Prentiss

Michael V. Prentiss
Chairman of the Board

                            Prentiss Properties Trust
                           3890 West Northwest Highway
                               Dallas, Texas 75220

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2003

To the Shareholders
of Prentiss Properties Trust:

     We will hold the 2003 Annual Meeting of our shareholders on Thursday, May 15, 2003 at the Embassy Suites Hotel at 3880 West Northwest Highway, Dallas, Texas 75220 at 12:00 noon, local time, for the following purposes:

     1. To elect two Class I trustees to serve until our 2006 Annual Meeting of shareholders and until the respective successor of each is duly elected and qualified;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2003; and

     3. To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

     The board of trustees has fixed the close of business on March 14, 2003 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting and at any adjournments or postponements thereof. Only holders of record of our common shares of beneficial interest at the close of business on the record date will be entitled to receive notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

     We have included along with this notice a Proxy Statement and the 2002 Annual Report to Shareholders which describe certain of our activities during 2002 and contain our financial statements for the year ended December 31, 2002. The Annual Report does not form any part of the material for solicitation of proxies.

     Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. If you attend our annual meeting of shareholders, you may revoke your proxy at any time prior to the time it is voted, including by voting in person at the annual meeting, even if you have previously returned your proxy card.

By Order of the board of trustees

/s/ Gregory s. Imhoff

Gregory S. Imhoff
Senior Vice President and Secretary
Dallas, Texas
April 4, 2003

                            PRENTISS PROPERTIES TRUST
                     3890 West Northwest Highway, Suite 400
                               Dallas, Texas 75220

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                       2003 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2003

                                  INTRODUCTION

     We have provided this proxy statement and the accompanying proxy card and notice of annual meeting in connection with the solicitation of proxies by the board of trustees of Prentiss Properties Trust, a Maryland real estate investment trust, for use at our 2003 annual meeting of shareholders to be held at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas 75220, on Thursday, May 15, 2003 at 12:00 noon, local time and any adjournments or postponements thereof. The mailing address of our principal executive office is 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220. We are mailing this proxy statement and the proxy card and notice of annual meeting, all enclosed herewith, on or about April 4, 2003, to our shareholders of record. The date of this proxy statement is April 4, 2003.

                         PURPOSES OF THE ANNUAL MEETING

     At the 2003 Annual Meeting, the holders of record of our common shares of beneficial interest, par value $0.01 per share, on March 14, 2003 will vote upon the following matters:

     (1) The proposal to elect two Class I trustees to serve until our 2006 Annual Meeting of our shareholders and until the respective successor of each is duly elected and qualified ("Proposal One");

     (2) The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2003 ("Proposal Two"); and

     (3) The transaction of such other matters that may properly be brought before the 2003 Annual Meeting and at any adjournments or postponements thereof.

     The board of trustees recommends that you vote "FOR" each of Proposal One and Proposal Two.

                             RECORD DATE AND VOTING

Record Date and Shareholders List

     The board of trustees has established the close of business on March 14, 2003 as the record date. Only our shareholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. At the close of business on the record date, we had 39,093,987 common shares outstanding.

The Proxy

     We are making the solicitation of proxies primarily by mail and Internet. We will bear the cost of preparing and mailing this proxy statement and the accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph, facsimile, electronically or personally by our officers and employees. We do not expect that specially engaged employees or paid solicitors will make the solicitation. Although we might use such employees or solicitors if we deem them necessary, we have not made arrangements or contracts with any such employees or solicitors as of the date of this proxy statement.

     The board of trustees has selected Gregory S. Imhoff and J. Kevan Dilbeck as proxies, and they are named as such on the proxy card. The proxy will be voted as specified by the shareholder in the spaces provided on the proxy card, or if no specification is made, it will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke it either by delivering written notice of such revocation to our corporate secretary before the annual meeting or by attending the annual meeting and voting in person. Beneficial owners of our common shares held in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

     In voting by proxy in regard to Proposal One, shareholders may vote in favor of all of the nominees, withhold their votes as to all of the nominees, or withhold their votes as to any specified nominee. Shareholders may not abstain with respect to the election of trustees. With regard to Proposal Two, shareholders may vote in favor of the proposal, vote against the proposal, or abstain from voting with respect to the proposal.

How You Can Vote

     You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

     Authorizing a Proxy by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

     Authorizing a Proxy by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone proxy authorization is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a Control Number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you authorize a proxy to vote by telephone, you should not return your proxy card.

     Authorizing a Proxy by Internet. You may also authorize a proxy to vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet proxy authorization is available 24 hours a day, and the procedures are designed to authenticate proxies authorized by using a Control Number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you authorize a proxy to vote through the Internet, you should not return your proxy card.

Quorum, Required Vote and Voting Rights

     Quorum. Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, in person or by proxy, of shareholders holding a majority of the outstanding common shares on the record date, March 14, 2003, will constitute a quorum for the transaction of business. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (when brokers or nominees return a properly executed proxy but do not vote on a particular matter because they have no discretionary power to vote and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted as shares present and entitled to vote in determining whether a quorum is present at the annual meeting. The election inspectors appointed for the annual meeting will determine the number of common shares present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

     Required Vote. With respect to Proposal One, if a quorum is present, a vote of a plurality of all the votes cast by shareholders on the matter, in person or by proxy, will elect each nominee for trustee. Votes marked "For" Proposal One will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes "withheld" from a trustee-nominee also have no effect on the vote since a plurality of the shares cast at the annual meeting is required for the election of each trustee. Shareholders may not abstain from voting with respect to the election of trustees. Because the election of trustees is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of Proposal One.

     Approval of Proposal Two requires the majority of all the votes cast on the matter at the annual meeting by shareholders at which a quorum is present in person or by proxy. Abstentions from voting on Proposal Two will not be counted as votes cast and therefore will have no effect on the outcome of the proposal. Broker non-votes will not be treated as a vote cast with respect to Proposal Two and therefore will have no effect on the outcome of the proposal.

     Voting Rights. With respect to each proposal, each shareholder will be entitled to one vote per common share held by the shareholders as of the record date.

                                  PROPOSAL ONE
                              ELECTION OF TRUSTEES

Nominees for Election to the Board of Trustees

     Our declaration of trust divides the board of trustees into three classes as nearly equal in number as possible, with each class serving a term of three years. If a quorum is present, a vote of a plurality of all the shares cast by shareholders, in person or by proxy, will elect each nominee for trustee. The board of trustees has set the number of trustees constituting the current board of trustees at seven, two of whom will be re-elected at the annual meeting.

     The Nominating & Corporate Governance Committee of our board of trustees has nominated the two present Class I trustees, Thomas F. August and Lawrence A. Wilson, to serve as Class I trustees until our annual meeting in 2006 and until the respective successor of each is duly elected and qualified. The remaining members of the board of trustees will continue as members thereof until their respective terms expire, as indicated below, or until their respective successors are duly elected and qualified.

     If any nominee becomes unavailable or unwilling to serve us as a trustee for any reason, the persons named as proxies in the proxy card are expected to consult with our management in voting the shares represented by them. The board of trustees has no reason to doubt the availability of the nominees, and each has indicated his willingness to serve us as a trustee if reelected by the shareholders at the annual meeting.
--------------------------------------------------------------------------------

                    NOMINEES FOR ELECTION AS CLASS I TRUSTEE
                              (TERM EXPIRING 2006)

--------------------------------------------------------------------------------

[PHOTO OMITTED]
THOMAS F. AUGUST serves as our President and is a trustee on our board of trustees. He is also our Chief Executive Officer. Mr. August has served in such capacities since October of 1999 when he became Chief Executive Officer. Prior to that time he had been our President and Chief Operating Officer since our initial public offering in October 1996. From 1992 to 1996 Mr. August served as President and Chief Operating Officer of one of our affiliates, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of our predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the upper Midwest. Mr. August holds a B.A. degree from Brandeis University and an MBA degree from Boston University.

[PHOTO OMITTED]
LAWRENCE A. WILSON is an independent trustee on our board of trustees and has served in such capacity since our initial public offering in October 1996. Mr. Wilson is a director of The Beck Group. He was recently the Chairman of The Beck Company and Managing Director and Chief Executive Officer of HCBECK, Inc., a construction and real estate services company, each of which are members of The Beck Group. Mr. Wilson also serves as a director of TU Electric. Mr. Wilson holds an L.L.B. degree from the Woodrow Wilson College of Law in Atlanta, Georgia and is a graduate of the Emory University Advanced Management Program.

Committees: Compensation (Chairman), Nominating & Corporate Governance

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.

Committees and Meetings of the Board of Trustees

     Trustee Meetings. Our business is under the general management of our board of trustees as required by our declaration of trust, bylaws and the laws of Maryland. Nominations of persons for election to the board of trustees may be made at an annual meeting of shareholders (i) pursuant to our notice of meeting,
(ii) by or at the direction of the trustees or (iii) by any of our shareholders who was a shareholder of record at the time of giving of notice provided for in our bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in our bylaws. Only such persons who are nominated in accordance with the procedures set forth in our bylaws shall be eligible to serve as trustees. Our declaration of trust requires that a majority of our trustees must not also be officers, employees or affiliates of any of our subsidiaries or any partnership which is one of our affiliates. There are presently seven trustees on our board of trustees, including five independent trustees. The board of trustees held eight meetings during 2002, and each of the trustees attended at least 75% of the aggregate of the board of trustees' and applicable committee meetings.

     The board of trustees presently has an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The Board may, from time to time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the board of trustees.

     Audit Committee. The board of trustees has established an Audit Committee which currently consists of three independent trustees, Messrs. Steinhart, Riggs and Parker, each of whom are independent as defined in Section 303.01 of the listing standards of the New York Stock Exchange. The Audit Committee's charter was adopted by the full board of trustees, and a copy of the charter was attached as Annex A to our 2001 proxy statement. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The Audit Committee held four meetings during 2002.

     Compensation Committee. The board of trustees has established a Compensation Committee which currently consists of two independent trustees, Messrs. Wilson and Hynes. The Compensation Committee determines compensation for our executive officers, establishes salaries of and awards of performance-based bonuses to our executive officers, and determines awards of restricted shares and grants of share options under our share incentive plans. The Compensation Committee held one meeting during 2002.

     Nominating & Corporate Governance Committee. The board of trustees established a Nominating & Corporate Governance Committee and adopted its charter on October 23, 2002. The committee is comprised of five trustees each of which are independent as defined under the rules of the New York Stock Exchange. The Nominating & Corporate Governance Committee is responsible for the development, recommendation and evaluation of the board's Corporate Governance Guidelines. In addition, the committee assists the board by identifying individuals qualified to become board members and recommends board member nominees to be elected at each annual meeting of shareholders. The committee also recommends board committee member nominees and is responsible for leading the board in its annual review of board performance. The Nominating & Corporate Governance Committee held one meeting in 2002. The committee will consider shareholder recommendations for board membership. Any shareholder wishing to recommend a nominee should submit a recommendation in writing, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a trustee, to Gregory S. Imhoff, our Corporate Secretary at 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220.

Meetings of Non-Management Trustees

     On October 23, 2002, the board of trustees adopted Corporate Governance Guidelines, as recommended by the Nominating & Corporate Governance Committee. The Corporate Governance Guidelines, in part, provide that the non-management trustees of the company shall meet in executive sessions every quarter apart from the full board. Ronald G. Steinhart has been selected to be the presiding trustee at the meetings of the non-management trustees. Shareholders and other parties interested in communicating directly with the presiding trustee of such non-management trustee sessions or with the non-management trustees as a group may do so by writing to attention: Ronald G. Steinhart, Presiding Trustee, at 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220.

                         TRUSTEES AND EXECUTIVE OFFICERS

Trustees and Executive Officers

     The following table sets forth certain information with respect to our trustees and executive officers. The board of trustees currently consists of seven members, five of whom are independent trustees.

             Name                Age                           Position with Company
             ----                ---                           ----------------------
Michael V. Prentiss               59      Chairman of the board of trustees (Class III - Term will expire in 2005)
Thomas F. August                  54      President, Chief Executive Officer and Trustee (Class I - Term
                                          will expire in 2006 if Proposal One is approved)*
Thomas J. Hynes, Jr.              63      Independent Trustee (Class III - Term will expire in 2005)
Barry J.C. Parker                 55      Independent Trustee (Class III - Term will expire in 2005)
Dr. Leonard M. Riggs, Jr.         60      Independent Trustee (Class II - Term will expire in 2004)
Ronald G. Steinhart               62      Independent Trustee (Class II - Term will expire in 2004)
Lawrence A. Wilson                67      Independent Trustee (Class I - Term will expire in 2006 if
                                          Proposal One is approved)*
Lawrence J. Krueger               47      Executive Vice President and Managing Director, Midwest Region
Robert K. Wiberg                  46      Executive Vice President and Managing Director, Mid-Atlantic
                                          Region
Christopher M. Hipps              41      Executive Vice President and Managing Director, Southwest Region
Daniel K. Cushing                 42      Senior Vice President and Managing Director, Northern
                                          California Region
Christopher B. Mahon              54      Senior Vice President and Managing Director, Southern
                                          California Region
Michael A. Ernst                  42      Executive Vice President and Chief Financial Officer

-----------------
*Messrs. August and Wilson have been nominated for re-election at the annual meeting to be held on May 15, 2003.

     The following are biographical summaries of our executive officers and the trustees not standing for re-election:

[PHOTO OMITTED]
Michael V. Prentiss serves as our Chairman of the Board. Prior to October of 1999, Mr. Prentiss was our Chief Executive Officer and had served in such capacity since our initial public offering in October 1996. Mr. Prentiss, our founder, has over 28 years experience in real estate development, acquisitions, and investment management and has acquired or developed properties with an aggregate value in excess of $4 billion. From 1987 to 1992, he served as President and Chief Executive Officer of our predecessor company, and from 1992 to 1999, he served as its Chairman and Chief Executive Officer. From 1978 to 1987, Mr. Prentiss served as President of Cadillac Urban Development, Inc., Executive Vice President and member of the Board of Directors of The Cadillac Fairview Corporation Limited, and a member of Cadillac Fairview's Executive Committee. Cadillac Urban was the largest business unit of Cadillac Fairview, responsible for all of its office, mixed-use and suburban office park development activity in the U.S. and Canada. Prior to 1978, Mr. Prentiss was President of Ackerman Development Company. Mr. Prentiss is a Baker Scholar graduate of Harvard Graduate School of Business

Administration. He holds a Bachelor of Science degree in Civil Engineering and a B.A. degree in Business Administration from Washington State University.

[PHOTO OMITTED]
Thomas J. Hynes, Jr. is an independent trustee on our board of trustees and has served in such capacity since our initial public offering in October 1996. Mr. Hynes is President of Meredith & Grew Incorporated, a Boston-based real estate brokerage firm, and has served in that capacity since 1988. Mr. Hynes has been employed by Meredith & Grew Incorporated since 1965 during which time he has held various offices. Mr. Hynes holds a B.A. degree from Boston College.

Committees:  Compensation, Nominating & Corporate Governance

[PHOTO OMITTED]
Barry J.C. Parker is an independent trustee on our board of trustees and has served in such capacity since our initial public offering in October 1996. Mr. Parker is a private investor and is a past President and Chief Executive Officer of Luby's, Inc., a chain of 538 restaurants. Mr. Parker is also a past Chairman of the Board, President and Chief Executive Officer of County Seat, Inc., a nationwide chain of 750 specialty apparel stores. Prior to joining County Seat, Inc. in 1985, Mr. Parker worked for the Children's Place, Inc. for 10 years and held various offices with that company including Senior Vice President and Chief Financial Officer. Mr. Parker worked for Federated Department Stores, Inc. prior to 1975 and held various management positions with that company's F&R Lazarus Department Store division. Mr. Parker holds a B.A. degree from Washington University in St. Louis and an MBA degree from the University of Pennsylvania's Wharton School of Finance and Commerce.

Committees:  Audit, Nominating & Corporate Governance

[PHOTO OMITTED]
DR. LEONARD M. RIGGS, JR. is an independent trustee on our board of trustees and has served in such capacity since our initial public offering in October 1996. Dr. Riggs is a private investor and until recently was Chairman and Chief Executive Officer of EmCare, Inc., a publicly-held outsourced healthcare business services company specializing in emergency medicine. EmCare manages over 300 hospital emergency departments and provides the business services for the practices of over 3,000 physicians. Dr. Riggs has also served as the Director of Emergency Medicine at Baylor University Medical Center from 1974 until 1998. Dr. Riggs is a former president of the American College of Emergency Physicians. He holds a B.S. degree from Centenary College of Shreveport, Louisiana and an M.D. degree from the University of Texas Southwestern Medical School in Dallas, Texas.

Committees:  Audit, Nominating & Corporate Governance (Chairman)

[PHOTO OMITTED]
RONALD G. STEINHART is an independent trustee on our board of trustees and has served in such capacity since our initial public offering in October 1996. Mr. Steinhart is a private investor and served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January, 2000. From January, 1995 to December, 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart serves as a Director of United Auto Group, Inc. and Carreker Corporation and as a trustee of MFS/Sun Life Series Trust and Compass Variable Accounts. Mr. Steinhart holds BBA and MBA degrees from the University of Texas at Austin and is a Certified Public Accountant.

Committees:  Audit (Chairman), Nominating & Corporate Governance

[PHOTO OMITTED]
LAWRENCE J. KRUEGER serves as Executive Vice President and Managing Director of our Midwest Region. His responsibilities include the development, acquisitions, leasing, construction, property management and asset management activities in this region. Mr. Krueger has served in such capacity for us since 1994. He served as Senior Vice President--Development from 1990 to 1994, Vice President--Development of one of our affiliates, Prentiss Properties Limited, Inc., from 1987 to 1990 and Vice President--Development of Cadillac Urban from 1986 to 1987. Mr. Krueger holds a B.A. degree in Business from Indiana University and a Masters degree in Urban Land Economics and Real Estate Investment Analysis from the University of Wisconsin. He is a member of the National Association of Industrial and Office Parks and the Industrial Development Research Council.

[PHOTO OMITTED]
ROBERT K. WIBERG serves as Executive Vice President and Managing Director of our Mid-Atlantic Region. His responsibilities include the development, acquisitions, leasing, construction, property management and asset management activities in this region. The portfolio of properties Mr. Wiberg oversees includes 5.2 million square feet of owned property and another 7.5 million square feet of managed properties. Mr. Wiberg has worked in our Washington D.C. office since 1988, and prior to that served as a Development Officer in our Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a B.A. degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of the National Association of Industrial and Office Parks and holds a Virginia real estate license.

[PHOTO OMITTED]
CHRISTOPHER M. HIPPS serves as Executive Vice President and Managing Director of our Southwest Region. Mr. Hipps has served as Managing Director of our Southwest Region since January 1, 2002 and was promoted from Senior Vice President to Executive Vice President in March 2002. Prior to becoming Managing Director of the Southwest Region, Mr. Hipps served as the Managing Director of the former West Region. Mr. Hipps was responsible for all business activities of the West Region including acquisitions, development, strategic planning and implementation of the annual business plan. Mr. Hipps started his career in the Washington, D.C. offices of Cadillac Urban leasing the award-winning 1001 Pennsylvania Avenue. He subsequently was responsible for marketing activities for our master-planned development, Fairview Park, located in Northern Virginia. In 1992, Mr. Hipps moved to our corporate office in Dallas, Texas. While in Dallas, he has held various responsibilities, including CBD leasing assignments, our acquisitions in Houston, regional marketing of our property management business and work on the development of properties in Austin, Texas. Mr. Hipps holds a Texas real estate license and has been involved in various organizations such as the National Association of Industrial and Office Parks and the Real Estate Council. He received a BBA from Southern Methodist University.

[PHOTO OMITTED]
DANIEL K. CUSHING serves as the Senior Vice President and Managing Director of our Northern California Region and has served in such capacity since January 1, 2002. His responsibilities include acquisitions, development, leasing, construction, property management, facilities management, and business development. Mr. Cushing joined us in 1985 and has held a variety of increasingly senior roles in Dallas, Washington, DC and Chicago. Prior to his appointment as the Managing Director of the Northern California

Region, Mr. Cushing was instrumental in the growth of our Midwest Region. As our Senior Vice President of Development/Acquisitions he was responsible for various suburban development projects and acquisitions. Mr. Cushing holds a real estate license and is a Director of Evanston Inventure and a member of the Real Estate Investment Advisory Council and the National Association of Industrial and Office Parks. He holds a Bachelor of Science degree in Civil Engineering from the University of Illinois.

[PHOTO OMITTED]
CHRISTOPHER B. MAHON serves as Senior Vice President and Managing Director of our Southern California Region and has served in such capacity since January 1, 2002. Mr. Mahon joined us in 1999. Mr. Mahon is responsible for all business management activities, most particularly guidance of property operations and implementation of acquisition, development and disposition strategies that enhance earnings and portfolio value. Mr. Mahon started his career in New York in the commercial construction industry. Since coming to California in 1977, Mr. Mahon has worked in various capacities, including management, acquisitions, development, marketing and leasing with diverse property portfolios at The Irvine Company, Ferguson Partners, Shuwa Investments Corporation and Equity Office. Mr. Mahon graduated Phi Beta Kappa from St. Lawrence University in Canton, New York, is a former President of the Orange County chapter of BOMA and is a licensed California real estate broker.

[PHOTO OMITTED]
MICHAEL A. ERNST serves as an Executive Vice President and as our Chief Financial Officer. In such capacities Mr. Ernst has responsibility for capital planning, financial strategy, corporate accounting, raising capital, evaluating new investment opportunities and investor relations. Mr. Ernst joined us in 1997 as Vice President and Treasurer and was promoted to Chief Financial Officer in March 1999. Mr. Ernst was promoted from Senior Vice President to Executive Vice President in March 2002. Prior to joining us, Mr. Ernst served as a Senior Vice President in Bank of America's Real Estate Finance Group where he managed a team of lenders covering national accounts including many public real estate companies. Mr. Ernst holds an MBA with a focus on Real Estate and Finance, and a B.A. in American Government, both from the University of Virginia. Mr. Ernst has been a member of the Associate Leadership Council of the Real Estate Council and is currently a member of the Board of Directors of the Dallas Area Habitat for Humanity.

Terms of Office

     Our board of trustees elects our officers annually at a meeting held after each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or until death, resignation or removal, if earlier. The board of trustees may remove any officer or agent elected or appointed by the board of trustees whenever in its judgment our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, trustees and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, trustees and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies furnished to us and representations from our executive officers and trustees, we believe that all Section 16(a) filing requirements for the year ended December 31, 2002 applicable to our executive officers, trustees and greater than 10% beneficial owners were satisfied. Based on written representations from the executive officers and trustees, we believe that no Forms 5 for trustees, officers and greater than 10% beneficial owners were required to be filed with the SEC for the period ended December 31, 2002.

                             EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     During 2002, the Compensation Committee of our board of trustees consisted of Messrs. Hynes, Riggs and Wilson, all of whom are independent trustees. On October 23, 2002, Mr. Riggs resigned from the Compensation Committee in anticipation of his increased duties, due to the Sarbanes-Oxley Act of 2002, as a member of our Audit Committee and as Chairman of our Nominating & Corporate Governance Committee. Thus, as of December 31, 2002, our Compensation Committee consisted of two independent trustees, Messrs. Hynes and Wilson. Our board of trustees adopted a Compensation Committee Charter on October 23, 2002. The Compensation Committee Charter provides that officers of the company may not attend the meetings of the Compensation Committee unless invited by the Chairman of the Compensation Committee (this codified the Committee's policy that was already in effect for 2002). Consequently, no officers of the Company, including Messrs. Prentiss and August, participated in deliberations of the Compensation Committee during 2002.

Summary Compensation Table

     The following table sets forth the annual and long-term compensation with respect to our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer for services rendered during 2002, 2001 and 2000.

                                                                                      Long-Term
                                    Annual Compensation                             Compensation
                        --------------------------------------------        ---------------------------
                                                             Other                           Securities
                                                             Annual         Restricted       Underlying     All Other
 Name and Principal                                         Compen-           Stock           Options,       Compen-
      Position          Year   Salary ($)   Bonus($)(1)    sation($)        Awards ($)       SARs(#)(2)     sation($)
 -----------------      ----   ----------   -----------   ----------       ----------        ----------    -----------
Michael V. Prentiss     2002   $  350,000   $  230,000    $  106,395(3)    $        0                0     $  4,298(4)
  Chairman of the       2001      344,500      256,515        86,139                0                0        6,100(4)
  Board                 2000      314,584      418,400       179,581(5)     1,190,625(6)       150,000        5,820(4)

Thomas F. August        2002   $  330,000   $  220,000    $        0       $  926,195(7)       106,000     $153,523(4)(8)
  President and Chief   2001      326,667      241,857             0          345,630(9)        36,900       15,369(4)
  Executive Officer     2000      303,250      410,861        86,934(10)    1,190,625(6)       150,000       15,198(4)

Lawrence J. Krueger     2002   $  200,000   $   90,000    $        0       $  260,900(7)        30,000     $152,997(4)(8)(11)
  Executive Vice        2001      198,833      132,689             0          112,400(9)        11,800        4,847(4)
  President and         2000      191,289      160,000        46,775          395,200(12)       46,000        4,624(4)
  Managing Director,
  Midwest Region

Robert K. Wiberg        2002   $  190,000   $  110,000    $    7,713       $  286,990(7)        32,000     $134,669(4)(8)(11)
  Executive Vice        2001      188,667      131,955             0          118,020(9)        12,500        4,841(4)
  President and         2000      180,307      145,000             0          395,200(12)       48,000        4,689(4)
  Managing Director,
  Mid-Atlantic Region

Christopher M  Hipps    2002   $  189,000   $   95,000    $        0       $  260,900(7)        30,000     $ 88,925(4)(8)(13)
  Executive Vice        2001      187,667      117,291        42,876          112,400(9)        11,800        3,501(4)
  President and         2000      194,426      117,804       131,731          335,920(12)       40,000        4,611(4)
  Managing Director,
  Southwest Region

---------------

(1) Bonuses represent amounts earned by the respective executive officers during the referenced year, although paid subsequent to such year. The Company historically pays bonuses each March for the prior year. Bonuses earned in 2002 were deferred by Mr. August (100%) and Mr. Hipps (50%) pursuant to the KEYSOP Plan, and Mr. Prentiss (100%) and Mr. Wiberg (100%) pursuant to the Executive Choice Deferred Compensation Plan. Bonuses earned in 2001 were deferred by Messrs.

     Prentiss, August and Krueger pursuant to the KEYSOP Plan. Bonuses earned in 2000 were deferred by Messrs. Prentiss, August, Krueger, Wiberg and Hipps pursuant to the KEYSOP Plan.

(2) All options referenced in 2002 were granted on March 5, 2003 as incentive compensation awards under the 1996 Share Incentive Plan based on our performance in 2002. All options referenced in 2001 were granted on February 28, 2002 as incentive compensation awards under the 1996 Share Incentive Plan based on our performance in 2001. All options, with the exception of those granted to Messrs. Prentiss and August, referenced in 2000 were granted on February 28, 2001 as incentive compensation awards under our 1996 Share Incentive Plan based on our performance in 2000. The options referenced in 2000 for Messrs. Prentiss and August were granted on May 26, 2000.

(3)  Includes $62,158 for in-house accounting services provided to Mr. Prentiss.

(4) The numbers include our matching 401(k) plan contributions and insurance payments as follows:

           Name and Principal Position  Year   401(k) Match   Insurance Premiums
           ---------------------------  ----   ------------   ------------------

     Michael V. Prentiss..............  2002     $2,750            $1,548
       Chairman of the                  2001      4,591             1,519
       Board                            2000      4,454             1,366

     Thomas F. August                   2002     $2,750              $773
       President and Chief Executive    2001      4,591            10,778
       Officer                          2000      4,454            10,744

     Lawrence J. Krueger..............  2002     $2,750              $247
       Executive Vice President and     2001      4,591               256
       Managing Director, Midwest Regi  2000      4,454               170

     Robert K. Wiberg                   2002     $2,750              $252
       Executive Vice President and     2001      4,591               250
       Managing Director, Mid-Atlantic  2000      4,454               235
       Region

     Christopher M. Hipps.............  2002     $2,750              $160
       Executive Vice President and     2001      3,336               165
       Managing Director, Southwest     2000      4,454               157
       Region

(5)  Includes KEYSOP and Share Purchase Plan share purchase discounts of
     $73,835.

(6) Represents the value, as of the grant date, May 26, 2000, of 50,000 and 50,000 common shares granted to Messrs. Prentiss and August, respectively as incentive compensation awards based on our performance in 2000.

(7) Represents the value, as of the grant date of 35,500, 10,000, 11,000 and 10,000 common shares granted to Messrs. August, Krueger, Wiberg and Hipps, respectively, as incentive compensation awards under the 1996 Plan based on our performance in 2002.

(8)  Includes amounts forgiven in 2002 of $150,000, $116,667, $116,667 and
     $66,667 for Messrs. August, Krueger, Wiberg and Hipps, respectively, pursuant to our Officer Loan Program as described in the "Certain Relationships and Related Transactions" section of this proxy statement.

(9) Represents the value, as of the grant date of 12,300, 4,000, 4,200, and 4,000 common shares granted to Messrs. August, Krueger, Wiberg and Hipps, respectively, as incentive compensation awards under our 1996 Share Incentive Plan based on our performance in 2001.

(10) Includes Share Purchase Plan share purchase discounts of $83,012.

(11) Includes miscellaneous incentive bonuses of $33,333 and $15,000 paid for 2002 to Messrs. Krueger and Wiberg, respectively.

(12) Represents the value, as of the grant date of 16,000, 16,000 and 13,600 common shares granted to Messrs. Krueger, Wiberg and Hipps, respectively, as incentive compensation awards under the 1996 Plan based on our performance in 2000.

(13) Includes the 2002 portion of the loan forgiveness and imputed interest of $22,258 pursuant to Mr. Hipps' moving loan described in the "Certain Relationships and Related Transactions" section of this proxy statement.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth information regarding grants of options to our named executive officers during the 2002 fiscal year. During 2002 we granted options to our executive officers pursuant our 1996 Share Incentive Plan. No SARs were granted during 2002. For additional information on and certain terms of options, see "--1996 Share Incentive Plan."

                                               Individual Grants
                              --------------------------------------------------
                                                                                     Potential Realizable
                                              Percentage                                   Value at
                                               of Total                              Assumed Annual Rates
                               Number of       Options                                   of Stock Price
                              Securities      Granted to    Exercise                   Appreciation for
                              Underlying      Employees      or Base     Expir-      Option Term ($)(2)
                                Options       in Fiscal       Price      ation     ------------------------
Name                          Granted (#)      Year(1)      ($/share)     Date       5% ($)       10% ($)
----                          -----------     ----------    ---------   --------   ------------------------
Michael V. Prentiss..........         0            0%        $     0         0      $        0   $        0
Thomas F. August ............   106,000         41.4%          26.09     3/5/2013    1,739,460    4,407,480
Lawrence J. Krueger..........    30,000         11.7%          26.09     3/5/2013      492,300    1,247,400
Robert K. Wiberg ............    32,000         12.5%          26.09     3/5/2013      525,120    1,330,560
Christopher M. Hipps.........    30,000         11.7%          26.09     3/5/2013      492,300    1,247,400

---------------
(1) Represents the percentage of options granted to all employees during 2002. Options to purchase a total of 256,000 common shares were granted during 2002.
(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of future prices of our common shares. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common shares, the option holder's continued employment through the option period, and the date on which the options are exercised.

Option/SAR Exercises in Last Fiscal Year

     The following table sets forth certain information regarding the exercise of stock options during the last completed year and the fiscal year-end value of unexercised options held by the named executive officers as of December 31, 2002. For additional information on and certain terms of options, see "--1996 Share Incentive Plan." The below-named executive officers exercised options to purchase 588,509 common shares during 2002.

                                                            Number of Securities
                                                           Underlying Unexercised          Value of Unexercised
                            Shares                              Options at                 In-the-Money Options
                          Acquired On       Value            Fiscal Year-End(#)          at Fiscal Year-End($)(1)
                         ------------    ------------   ----------------------------    ----------------------------
         Name            Exercise (#)    Realized ($)   Exercisable    Unexercisable    Exercisable    Unexercisable
         ----            ------------    ------------   -----------    -------------    -----------    -------------
Michael V. Prentiss....     183,333      $  1,206,456     166,667          75,000       $   757,085    $     431,938
Thomas F. August ......     216,667         1,575,903      70,000         105,233           312,725          382,960
Lawrence J. Krueger....      65,150           452,353      15,333          50,042            54,892          175,107
Robert K. Wiberg ......      73,960           364,444           0          52,430                 0          182,966
Christopher M. Hipps...      49,399           386,705       6,667          43,334            56,036          138,195

---------------
  (1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the closing price of our common shares on the New York Stock Exchange of $28.28 per share on December 31, 2002.

Savings Plan

     Along with our operating partnership Prentiss Properties Acquisition Partners, L.P., and designated subsidiaries, including Prentiss Properties Limited, Inc., we have adopted the Employee Savings Plan & Trust of our predecessor company, which originally adopted the Employee Savings Plan & Trust in 1987. Prior service with the predecessor company is credited in full as service with us or Prentiss Properties Acquisition Partners, L.P. and designated subsidiaries for all purposes under the Employee Savings Plan & Trust, including eligibility and vesting.

     The Employee Savings Plan & Trust is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986. Contributions made by employees or by us to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. Our employees may enroll in the Employee Savings Plan & Trust on March 1, June 1, September 1, and December 1 after completing one year of employment with us and attaining age 21. Plan participants are immediately vested in their pre-tax contributions, matching and our discretionary contributions, and earnings thereon.

     The Employee Savings Plan & Trust permits each plan participant to elect to defer up to 15% of base compensation, subject to the annual statutory limitation ($11,000 for 2002, $10,500 for 2001, $10,500 for 2000, $10,000 for 1999 and 1998
and $9,500 for 1997 and 1996) prescribed by Section 402(g) of the Internal Revenue Code, on a pre-tax basis. Along with Prentiss Properties Acquisition Partners, L.P., and designated subsidiaries, we will make matching contributions for our respective plan participants equal to 25% of amounts deferred up to 6% of the participant's compensation.

     For the years 2000 and 2001, we made an additional matching contribution in a total amount of $600,000 for both years combined to the Employee Savings Plan & Trust. This matching contribution will be in addition to the match participating employees currently receive. The first portion of the additional match was $300,000 and was available to all employees who made contributions to their account during the calendar year 2000 and were employees as of December 31, 2000. The second additional match was $300,000 and was available to all employees who made contributions to their accounts during 2001 and were employees as of December 31, 2001. The second match was made in January 2002. We did not make a matching contribution for 2002.

Share Purchase Plan

     Under our Share Purchase Plan, and with respect only to year 2001, our employees were able to purchase our common shares directly from us at a 25% discount to the then-current market value at the date of purchase for the first $10,000 of an individual employee's payroll deduction. Employees may make subsequent purchases, including purchases in all subsequent years, of our common shares at a 15% discount. An employee's purchases, on an annual basis, under the Share Purchase Plan will be limited to the lesser of 20% of the employee's base salary or $25,000. The maximum number of our common shares that may be purchased under the Share Purchase Plan is 500,000. Employees who participate in the plan will recognize income, and we will be allowed a business expense deduction, equal to the discount at the time of a purchase. As of March 14, 2003, a total of 256,686 of our common shares have been issued under the Share Purchase Plan with approximately 150 individuals participating in 2002.

Key Employee Share Option Plan

     We have adopted a Key Employee Share Option Plan. Pursuant to the Key Employee Share Option Plan, our officers and other selected employees who earn bonuses may have the option of deferring the payment of such bonuses. When an election to defer is made and accepted by the Compensation Committee, the participant may elect to have such deferred compensation deemed to be invested in various mutual funds. The Company then will issue an option to purchase the shares of such funds at a discounted price. If the Company then purchases the mutual fund shares to later satisfy the option exercise, the mutual fund shares will be deposited in a trust that is subject to the claims of the Company's creditors upon the Company's bankruptcy or insolvency. In addition, if we so provide, we may also grant participants options to purchase our common shares at a 15% discount to the then-current market value at the date of the purchase, which is the same discount available to all employees under the Share Purchase Plan, or other investments offered through the Key Employee Share Option Plan. For 2001 bonuses payable in March 2002, and for 2002 bonuses payable in March 2003, we suspended the 15% discount. If a participant elects to purchase our common shares with the deferred bonus compensation, we will purchase our common shares on the open market and place them in the trust discussed above for the benefit of such participant. An option may be exercised, and the trust may deliver our common shares or other property held for the benefit of a participant beginning six months from the date they were placed in the trust. Options generally remain exercisable until one month from the date of voluntary employment termination by the employee, the date of termination by us for cause, one year from the date of termination from employment for any other reason, and the fifteenth anniversary of the date of grant of the option. The purpose of the Key Employee Share Option Plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the participants' continuance as employees. The Compensation Committee administers the Key Employee Share Option Plan.

1996 Share Incentive Plan

     Prior to our initial public offering, the board of trustees adopted, and our then sole shareholder approved, the 1996 Share Incentive Plan for the purpose of attracting and retaining executive officers, trustees and employees. The Compensation Committee of the board of trustees administers the 1996 Share Incentive Plan. The Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act.

     Our officers and employees generally will be eligible to participate in the 1996 Share Incentive Plan. The Compensation Committee selects the individuals who will participate in the 1996 Share Incentive Plan. The Compensation Committee may not grant to a participant in the 1996 Share Incentive Plan, in any calendar year, options to purchase more than 390,000 of our common shares or SARs that cover more than 390,000 common shares. Options granted with tandem SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. No participant in the 1996 Share Incentive Plan may be issued, in any calendar year, more than 50,000 common shares pursuant to an award of Restricted Shares (defined below) or Performance Shares (defined below).

     The 1996 Share Incentive Plan currently authorizes the issuance of up to 5,000,000 common shares. The 1996 Share Incentive Plan provides for the grant of
(i) share options not intended to qualify as incentive share options under
Section 422 of the Internal Revenue Code, (ii) Performance Shares, (iii) SARs, issued alone or in tandem with options, (iv) Restricted Shares, which are contingent upon the attainment of performance goals or subject to vesting requirements or other restrictions and (v) incentive awards. The Compensation Committee prescribes the conditions that must occur for Restricted Shares to vest or for Performance Shares to vest and incentive awards to be earned.

     Our incentive compensation awards are designed to reward and motivate key employees for achieving financial and operational objectives and increasing long term value of our common shares. We pay incentive compensation annually through a combination of stock option and restricted stock awards based upon the achievement of target objectives for certain performance measures for the most recently completed fiscal year. The Compensation Committee uses equal weightings of total shareholder return and our performance relative to our peer group of REITs as our primary performance measures for determining incentive compensation awards. To a lesser degree, growth in funds from operations per share, and for certain participants, the performance of the employee's department or division will influence such determinations. Incentive compensation amounts actually paid are determined based on whether the "threshold," "target" or "maximum" pre-determined levels for each performance measure are met. If target performance is achieved, each participant's total compensation will be between the median and 75th percentile of the market competitive incentive remuneration practices found among our peer group of REITs. Should we exceed our target performance levels, the total compensation to each participant should approximate the 75th percentile of such competitive practices, while if less than target performance is achieved, the total compensation will be substantially below the median of such competitive practices. Annual incentives will not be awarded if the "threshold" levels of performance are not realized.

     We believe that our incentive award program further aligns the interests of our executives with those of our shareholders since share-related compensation is directly tied to shareholder value. Stock options and restricted shares awarded under this aspect of the 1996 Share Incentive Plan vest 33.3% per annum beginning one year following the anniversary of the award grant.

     In connection with the grant of options under the 1996 Share Incentive Plan, the Compensation Committee will determine the option exercise period and any vesting requirements. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A plan participant will have no rights as a shareholder with respect to our common shares subject to his or her option until the option is exercised. To the extent an option has not become exercisable at the time of a plan participant's termination of employment, the plan participant will forfeit the option unless the Compensation Committee exercises its discretion to accelerate vesting for the plan participant. If a plan participant is terminated due to dishonesty or similar reasons, all unexercised options, whether vested or unvested, will be forfeited. Any common shares subject to options which are forfeited (or expire without exercise) pursuant to the vesting requirement or other terms established at the time of grant will again be available for grant under the 1996 Share Incentive Plan. The exercise price of options granted under the 1996 Share Incentive Plan may not be less than the fair market value of our common shares on the date of grant. Payment of the exercise price of an option granted under the 1996 Share Incentive Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging common shares having a fair market value equal to the option exercise price.

     As of March 14, 2003 all trustees on our board of trustees and approximately 520 of our employees were eligible to receive options under the 1996 Share Incentive Plan. As of March 14, 2003, we had granted 4,489,312 options under the 1996 Share Incentive Plan, 2,377,054 of which had been exercised, 519,246 of which had been forfeited and 1,593,012 of which remained outstanding as of such date. A total of 624,884 common shares remain available for grant as of March 14, 2003. To see a table setting forth information regarding grants of options to our executive officers during the 2002 fiscal year, see "-Option Grants in Last Fiscal Year." We did not grant SARs under the 1996 Share Incentive Plan in 2002.

     We may not grant options, SARs, Restricted Shares, incentive award or performance shares under the 1996 Share Incentive Plan after December 31, 2006. The board of trustees may amend or terminate the 1996 Share Incentive Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (i) increases the number of shares that may be issued under the 1996 Share Incentive Plan (other than adjustments provided in the 1996 Share Incentive Plan); (ii) changes the eligibility requirements; or
(iii) increases the benefits that may be provided under the 1996 Share Incentive Plan. No amendment will affect a participant's outstanding award without the participant's consent.

Trustees' Share Incentive Plan

     Shareholders approved our Amended and Restated Trustees' Share Incentive Plan at our 2002 Annual Shareholders' Meeting. The amended and restated Trustees' Share Incentive Plan increased by 300,000 shares the aggregate number of our common shares that could be issued under the prior Trustees' Share Incentive Plan, extended the duration of the Trustees' Share Incentive Plan by 10 years, and gave the board of trustees broader authority in terms of the types, amounts and dates of share grants that they may authorize than they were given under the prior Trustees' Share Incentive Plan. In addition to providing for the issuance of options, our Amended and Restated Trustees' Share Incentive Plan gives us the discretion to issue restricted stock and other share-based awards each subject to such terms and conditions as the Compensation Committee determines.

     Pursuant to our Amended and Restated Trustees' Share Incentive Plan, we may grant nonqualified options to purchase our common shares to our independent trustees. Pursuant to the Amended and Restated Trustees' Share Incentive Plan, each independent trustee receives quarterly grants of our common shares having a fair market value of approximately $6,250 on the date of issuance. Each independent trustee automatically receives an option for 10,000 common shares on the date of the first board of trustees meeting following the annual meeting of shareholders at which the independent trustee is first elected to the board of trustees. However, an independent trustee who is first elected or appointed to the board of trustees other than at an annual meeting of shareholders will receive an option for 10,000 of our common shares on the date of such election or appointment. Independent trustees are granted options to purchase 7,500 common shares annually on July 1.

     The exercise price of options granted under the Amended and Restated Trustees' Share Incentive Plan is the fair market value of our common shares on the date of grant. Options granted under the Amended and Restated Trustees' Share Incentive Plan upon election or appointment of an independent trustee become exercisable for 2,500 shares on each of the first through fourth anniversaries of the date of grant, provided that the trustee is a member of the board of trustees on such anniversary date. Annual options granted to an independent trustee are fully vested and exercisable when granted. The maximum number of our common shares that we may issue under the Trustees' Share Incentive Plan is 500,000.

     As of March 14, 2003, five of our trustees were eligible to receive options under the Amended and Restated Trustees' Share Incentive Plan. As of March 14, 2003, 212,500 options had been granted under the Amended and Restated Trustees' Share Incentive Plan, 140,000 of which had been exercised, none of which had been forfeited and 72,500 of which remained outstanding as of such date. A total of 261,775 of our common shares remain available for grant as of March 14, 2003. To see a table setting forth information regarding grants of options to our executive officers during the 2002 fiscal year, see "Executive Compensation - Option Grants in Last Fiscal Year." We did not grant SARs under the Trustees' Share Incentive Plan in 2002.

     Effective January 1, 2002, the board of trustees approved an award of up to 10,000 shares to each independent trustee, to increase each independent trustees' compensation and to reward each trustee for five years of service on our board of trustees. Each award will vest subject to our performance at the end of fiscal 2006. The exact amount of each award will depend on the total return to our shareholders over the five year award period, with the full 10,000 shares being awarded to each trustee if the total return to our shareholders over the five-year period has been greater than 14%. No shares will be awarded if the total return to our shareholders over the five-year period is less than 8%.

Trustee Compensation

     Currently, each of our trustees who is also one of our executive officers or employees receives no compensation as such for service as members of either the board of trustees or committees thereof. Independent trustees receive a fee of $1,250 plus expenses for attendance in person at each meeting of the board of trustees, $500 for each telephonic meeting of the board of trustees and $750 for each committee meeting attended. We pay the fee for attending committee meetings only when a committee meeting is not held on the same day as a meeting of the board of trustees. Each member of the Audit Committee receives $3,000 annually. Independent trustees are also eligible to receive our common shares, options to purchase our common shares and other forms of equity compensation pursuant to the Amended and Restated Trustees' Share Incentive Plan as discussed above.

Deferred Compensation Plans

     As of February 12, 2003, we adopted deferred compensation plans for our executive officers and independent trustees. The Executive Choice Share Deferral Plan for our executives allows our executive officers to elect to defer the receipt of shares issued upon the exercise of options pursuant to our 1996 Share Incentive Plan. In addition, the Executive Choice Share Deferral Plan allows our officers to defer receipt of restricted securities issued pursuant to our 1996 Share Incentive Plan and to defer receipt of our common shares received pursuant to our Key Employee Share Option Plan and Share Purchase Plan. The Executive Choice Deferred Compensation Plan provides a means for our executives to defer receipt of salary and bonus and property received under the Key Employee Share Option Plan, other than our common shares.

     We also adopted two deferred compensation plans for our trustees, similar to those adopted for our executives. Under the Executive Choice Share Deferral Plan for Trustees, the independent members of our board of trustees may defer receipt of shares issued upon the exercise of options received under the Amended and Restated Trustees' Share Incentive Plan. Under the Executive Choice Deferred Compensation Plan for Trustees, our independent trustees may defer other compensation received pursuant to service on our board of trustees.

     For each of the deferred compensation plans described above, the executive's or the trustee's receipt of shares and other compensation is deferred by placing such shares or other compensation in an account, which is treated as an unfunded deferred compensation obligation of the company, and the employee or trustee does not receive the shares or other compensation until he elects to receive the shares or other compensation at a future date. Each of the plans described above is intended solely as a means of deferring gain that would otherwise be realized by our officers and trustees and is not intended to amend any other plan or program.

Employment Agreements

     We entered into employment agreements with Messrs. Prentiss and August on October 22, 1996. Mr. Prentiss' agreement was amended and restated effective February 14, 2001 and has an initial employment term of five years. Mr. Prentiss' agreement is renewable upon mutual agreement of both parties. Mr. August's agreement was amended and restated effective May 10, 2000 and has an initial employment term of three years. Mr. August's agreement will automatically be renewed for successive one-year periods unless otherwise terminated pursuant to the agreement. Messrs. Prentiss' and August's agreements provide for 2001 base annual compensation of $350,000 for Mr. Prentiss and $330,000 for Mr. August. Incentive compensation for Messrs. Prentiss and August is to be determined by the Compensation Committee. Mr. Prentiss' employment agreement provides for an annual $50,000 increase in base salary. Mr. Prentiss waived his 2002 salary increase as part of our plan to reduce overhead and other expenses. Mr. August's agreement provides that the Compensation Committee may approve increases in his base salary. Each of the employment agreements provides for certain severance payments in the event of a change in control of Prentiss Properties Trust, disability or termination by us without cause or by the employee with cause. We employ no other individuals pursuant to an employment agreement.

     The terms of Messrs. Prentiss' and August's employment agreements require that Messrs. Prentiss and August devote substantially all of their business time to our affairs. These agreements also, subject to certain exceptions, prohibit them from engaging, directly or indirectly, during the term of their employment plus the period beginning on the date of the termination of employment with us and ending on the second anniversary of such date, in any activity anywhere in the U.S. in which we compete.

Securities Authorized for Issuance under Equity Compensation Plans

     The following table sets forth certain information, as of December 31, 2002, with respect to all compensation plans previously approved by our security holders, as well as compensation plans not previously approved by our security holders.

                                                                                Number of Securities
                                                                                 Remaining Available
                                                                                 For Future Issuance
                                  Number of Securities                              Under Equity
                                    To be Issued Upon      Weighted Average      Compensation Plans
                                       Exercise of         Exercise Price of    (Excluding Securities
                                  Outstanding Options,   Outstanding Options,       Reflected in
                                   Warrants and Rights    Warrants and Rights     Far Left Column)
                                  --------------------   --------------------  ----------------------
Equity compensation plans
     approved by security holders     1,421,514              $   24.3195              2,113,521
Equity compensation plans not
     approved by security holders        86,529(1)                (1)                    (1)

     Total                            1,508,043              $    24.3195             2,113,521
                                      =========              ============             =========

---------------

(1) Pursuant to our Key Employee Share Option Plan, the material terms of which are described above, officers and other selected key employees of our operating partnership or management service company who earn bonuses have the option of deferring the payment of such bonuses. Such deferred compensation may be used to purchase various mutual funds and/or our common shares. Pursuant to the participant's election, we purchase shares on the open market and place them in a trust for the benefit of such participant. The trust may deliver to the participant shares or the fair market value of such shares beginning 6 months from the date they were placed in the trust. The purpose of the deferred compensation plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the recipients' continuance as our employees. During the 2000 plan year we provided a discount of 15% on the purchase price of our common shares purchased by participants in the plan. For the 2001 and 2002 plan years, the deferred compensation plan did not provide for a discount on our common shares. As of December 31, 2002 the investments included 86,529 of our common share purchased in the open market.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

To the board of trustees of Prentiss Properties Trust:

     The Compensation Committee is responsible for establishing and administering compensation policies, establishing salaries of and awarding performance-based bonuses to our executive officers, and determining awards of restricted shares and grants of share options under our share plans. The Compensation Committee's policy is to devise and implement compensation for our officers and employees which shall be commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies that the Compensation Committee deems to be comparable to ours. Messrs. Hynes and Wilson comprise the Compensation Committee of the board of trustees. We do not employ any of the members of the Compensation Committee.

Base Compensation and Bonuses

     Pursuant to the directive of the Compensation Committee and our board of trustees, the compensation of the executive officers for 2002 was established as follows:

             Executive Officer                                Annual Base Salary
             -----------------                                ------------------
Michael V. Prentiss, Chairman of the Board                       $  350,000
Thomas F. August, President and CEO                                 330,000
Lawrence J. Krueger, Executive Vice President                       200,000
Robert K. Wiberg, Executive Vice President                          190,000
Christopher M. Hipps, Senior Vice President                         189,000

     The Compensation Committee will determine annually a bonus plan for our officers, with any future common share bonus awards to be issued to the executive officers through the 1996 Share Incentive Plan.

Share Options under the 1996 Share Incentive Plan

     The Compensation Committee approved the grant of share options to the following executive officers pursuant to the 1996 Share Incentive Plan, as follows:

                                                            Number of Shares Subject to Options
                                                       --------------------------------------------
                                                        1998     1999      2000     2001      2002
                Executive Officer                      Awards   Awards    Awards   Awards    Awards
                -----------------                      ------   ------    ------   ------    ------
Michael V. Prentiss, Chairman of the Board                 --   75,000   150,000       --        --
Thomas F. August, President and CEO                        --   55,000   150,000   36,900   106,000
Lawrence J. Krueger, Executive Vice President              --   22,725    46,000   11,800    30,000
Robert K. Wiberg, Executive Vice President             50,000   23,790    48,000   12,500    32,000
Christopher M. Hipps, Senior Vice President             5,000   34,600    40,000   11,800    30,000

     On February 6, 1998, we granted 50,000 options to Mr. Wiberg, Executive Vice President and Managing Director of the Mid-Atlantic Region, to purchase shares which vest at the rate of 33 1/3% per year over a three-year period commencing on the date of grant. The exercise price is $27.312, which represents the closing price for our common shares on the New York Stock Exchange on February 6, 1998.

     On November 30, 1998, we granted 5,000 options to Mr. Hipps, the then Senior Vice President and Managing Director of the West Region to purchase shares which vest at the rate of 33 1/3% per year over a three year period commencing on the date of grant. The exercise price is $23.375, which represents the closing price for our common shares on the New York Stock Exchange on November 30, 1998. Also, on April 15, 1999, we granted 20,000 options to Mr. Hipps to purchase shares which vest at the rate of 33 1/3% per year over a three-year period commencing on the date of the grant. The exercise price is $19.8750, which represents the closing price for our common shares on the New York Stock Exchange on April 15, 1999.

     Based upon our performance for the 1999 fiscal year, we awarded to our named executive officers incentive compensation in the form of stock options and restricted stock grants on March 1, 2000. The options and restricted stock were granted pursuant to our 1996 Share Incentive Plan and are listed in the long-term compensation columns of the Summary Compensation Table.

     Based upon our performance for the 2000 fiscal year, we awarded to our executive officers named in this Proxy Statement, incentive compensation in the form of stock options and restricted stock grants. We granted the options and restricted stock pursuant to our 1996 Share Incentive Plan and such grants are listed in the long-term compensation columns of the Summary Compensation Table.

     Based upon our performance for the 2001 fiscal year, we awarded to our executive officers named in this Proxy Statement, incentive compensation in the form of stock options and restricted stock grants. We granted the options and restricted stock pursuant to our 1996 Share Incentive Plan and such grants are listed in the long-term compensation columns of the Summary Compensation Table.

     Based upon our performance for the 2002 fiscal year, we awarded to our executive officers named in this Proxy Statement, incentive compensation in the form of stock options and restricted stock grants. We granted the options and restricted stock pursuant to our 1996 Share Incentive Plan and such grants are listed in the long-term compensation columns of the Summary Compensation Table.

     Messrs. Prentiss, August, Krueger, Wiberg and Hipps exercised options during 2002. See "Executive Compensation - Option Exercises in Last Fiscal Year." The Compensation Committee may also award shares of Restricted Shares, performance shares or SARs to our executive officers pursuant to the 1996 Share Incentive Plan. All such awards have been reflected herein.

Chairman of the Board and CEO Compensation

     In determining the appropriate compensation for our Chairman of the Board and Chief Executive Officer, the Compensation Committee uses as its guide our performance, competitive practices, and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. The Compensation Committee considers appropriate adjustments in the compensation of our Chairman of the Board and Chief Executive Officer concurrently with similar adjustments it makes for our other executive officers.

     On March 5, 2003, we adjusted Messrs. Prentiss' and August's 2003 compensation to $450,000 and $500,000, respectively.

     We did not adjust Messrs. Prentiss' or August's compensation in 2002, and thus their compensation remained $350,000 and $330,000, respectively, in 2002 for 2002. Messrs. Prentiss and August received a bonus in March 2003 for the 2002 year of $230,000 and $220,000, respectively.

     We adjusted Messrs. Prentiss' and August's compensation to $350,000 and $330,000, respectively, in 2001 for 2001. In addition, Messrs. Prentiss and August received a bonus in March 2002 for the 2001 year of $256,515 and $241,857, respectively.

     We adjusted Messrs. Prentiss' and August's compensation to $317,000 and $310,000, respectively, in 2000 for 2000. In addition, Messrs. Prentiss and August received a bonus in March 2001 for the 2000 year of $418,400 and $410,861, respectively.

     In determining the amounts described above, the Compensation Committee reviewed cash compensation levels for executive officers of other publicly traded REITs with approximately comparable levels of capitalization to ours and for various other REITs as reported by the National Association of Real Estate Investment Trust's annual Study of Executive Compensation, prepared by FPL Associates, an independent executive compensation consulting firm based in Chicago, Illinois.

     This report has been furnished by the members of the Compensation
Committee.

                                                  Thomas J. Hynes, Jr.
                                                  Lawrence A. Wilson

                                PERFORMANCE GRAPH

     The following performance graph compares the change in the cumulative total shareholder return on our common shares for the period October 22, 1996, which was the first day our common shares traded on the New York Stock Exchange, through December 31, 2002, with the changes in the S&P 500 Index, the SNL Securities Office/Industrial REIT Index and the National Association of Real Estate Investment Trusts Equity Index (the "NAREIT Equity Index") for the same period. The performance graph assumes a base share price of $100 for our common shares on October 22, 1996 and each index for comparative purposes. Total return equals appreciation in share price plus dividends paid, and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance. Information in the performance graph was compiled by SNL Securities L.C.

                            Prentiss Properties Trust

                              [LINE CHART OMITTED]

                                                           Period Ending
                                ---------------------------------------------------------------------
Index                           12/31/97    12/31/98    12/31/99    12/31/00     12/31/01    12/31/02
-----------------------------------------------------------------------------------------------------
Prentiss Properties Trust         100.00       85.56       88.90      121.02       133.43      148.18
S&P 500                           100.00      128.55      155.60      141.42       124.63       96.95
SNL Office/ Industrial REITs      100.00       82.74       85.09      115.27       121.64      122.80
NAREIT All Equity REIT Index      100.00       82.50       78.69       99.44       113.29      118.08

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of March 14, 2003, regarding each person that we know to be the beneficial owner of more than 5% of our outstanding common shares. Unless otherwise indicated, such common shares are owned directly and the indicated entity has sole voting and investment power with respect thereto.

Name and Address                          Amount and Nature of    Percent of
of Beneficial Owner                       Beneficial Ownership    Class (1)
-------------------                       --------------------    -----------
CRA Real Estate Securities, LP                 2,469,000 (2)        6.31%
    259 N. Radnor Chester Road
    Suite 205
    Radnor,  PA  19087

Security Capital Group, Inc.                   3,773,585 (3)        9.65%
    125 Lincoln Avenue
    Santa Fe, NM  87501

Cohen & Steers Capital Management, Inc.        4,936,915 (4)       12.63%
    757 Third Avenue
    New York, NY  10017

AEW Capital Management, L.P.                   2,664,847            6.82%
    World Trade Center East
    Two Seaport Lane
    Boston, MA  02110-2021

---------------
(1)  Based on 39,093,987 of our common shares outstanding as of March 14, 2003.

(2) CRA Real Estate Securities, L.P. beneficially owns 2,469,000 of our common shares of beneficial interest, 1,641,800 of which it has sole voting power, 2,406,000 of which it has sole dispositive power, and 63,000 of which it has shared dispositive power.

(3) Includes 3,773,585 of our common shares of beneficial interest issuable upon conversion of Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial interest upon 60 days prior written notice.

(4) Cohen & Steers Capital Management beneficially owns 4,936,915 of our common shares of beneficial interest, 4,477,115 of which it has sole voting power and 4,936,915 of which it has sole dispositive power.

Security Ownership of Management

     The following table sets forth the beneficial ownership of our common shares as of March 14, 2003, by (1) each of our trustees; (2) each of our named executive officers; and (3) our trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power.

                                                   Number of Shares Beneficially    Percent of All
Name of Beneficial Owner                                      Owned(1)             Common Shares (1)
------------------------                           -----------------------------   -----------------
Michael V. Prentiss (2)..........................             3,090,505                     7.6%
Thomas F. August (3).............................               706,926                     1.7%
Thomas J. Hynes, Jr. (4).........................                48,645                        *
Barry J.C. Parker (4) ...........................                22,225                        *
Dr. Leonard M. Riggs, Jr. (4)....................                24,725                        *
Ronald G. Steinhart (4)..........................                27,645                        *
Lawrence A. Wilson (4)...........................                16,725                        *
Michael A. Ernst.................................                84,112                        *
Christopher B. Mahon.............................                18,167                        *
Daniel K. Cushing................................                38,672                        *
Lawrence J. Krueger..............................               123,509                        *
Robert K. Wiberg.................................                95,338                        *
Christopher M. Hipps.............................                80,673                        *

All Trustees and Executive Officers as a Group...             4,377,867                    10.8%

---------------
*    Less than 1%
(1) In computing the number of common shares beneficially owned by a person, common shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of the record date are deemed outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage for any other person. In addition, the computation of the number of common shares beneficially owned by a person assumes that all units of beneficial interest in our operating partnership held by the person are redeemed for common shares. The total number of common shares outstanding used in calculating the percentage of all common shares and units assumes that all of the units held by other persons are redeemed for common shares.
(2) Includes 241,667 common shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 191,667 of which are currently exercisable, 50,000 of which are exercisable within 60 days. Also includes units redeemable for 262,733 common shares, units redeemable for 333,387 common shares which are held in a trust of which Mr. Prentiss is not a trustee, and of which Mr. Prentiss disclaims beneficial ownership and 915,790 common shares owned by certain Grantor Retained Annuity Trusts and a private foundation established by Mr. Prentiss, of which Mr. Prentiss disclaims beneficial ownership.
(3) Includes 150,633 of the 175,233 common shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 100,633 of which are currently exercisable, 50,000 of which are exercisable within 60 days, and the remainder of which are exercisable at subsequent dates. Includes units redeemable for 88,576 common shares. Also includes 116,518 common shares owned by certain Grantor Retained Annuity Trusts established by Mr. August, of which Mr. August disclaims beneficial ownership.
(4) The independent trustees receive a fee of $25,000 per year payable quarterly in common shares and options to purchase 7,500 common shares which vest immediately. The table includes the vested portion of the 10,000 common shares issuable upon the exercise of options granted under the Trustees' Share Incentive Plan, which vested in equal installments over a four-year period on the anniversary date of the grant and includes 5,000, 5,000, 7,500, 7,500 and 7,500 common shares issuable upon the exercise of options granted under the Trustees' Share Incentive Plan on July 1, 1998, July 1, 1999, July 3, 2000, July 2, 2001 and July 1, 2002, respectively, which were fully vested when granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sharing of Offices and Employees

     We share executive offices and certain employees with one of our affiliates, Prentiss Properties Limited, Inc. We each bear our share of costs including allocable portions of rent, salaries, office expenses, employee benefits and various fixtures and equipment. To the extent that services are provided between the companies, we allocate such estimated costs to the related party. The total estimated costs allocated between Prentiss Properties Trust and Prentiss Properties Limited, Inc. from January 1, 2002 through December 31, 2002 totaled $4,600,000.

Officer Loan Program

     In June 1999, we granted loans to certain of our employees. Each unsecured loan has a term of five years, accrues interest at 7% per annum and is with recourse as to each borrower. Borrowers make payments to us quarterly at a rate equal to the original principal amount of the loans multiplied by the percentage obtained by dividing the amount of the quarterly dividend per common share that we declare by the closing price of one of our common shares on the date(s) amounts were advanced.

     The loans contain loan forgiveness provisions with the purpose of securing the continued and future employment services of the borrowers. One-third of the unpaid principal amount of each loan will be forgiven on the third, fourth and fifth anniversaries of the loan grant, provided that there has been no default by the borrower, including termination of the borrower's employment.

Unsecured Moving Incentive Loans

     We loaned $74,375 to Christopher M. Hipps on June 1, 1999. We loaned $74,583 to Daniel K. Cushing on January 1, 2002. Each of the loans were entered into to assist Messrs. Hipps and Cushing with moving expenses incurred when they re-located to assume new management positions. The loans contain loan forgiveness provisions with the purpose of securing the continued and future employment services of the borrowers. One-fifth of the unpaid principal amount of each loan will be forgiven on the first, second, third, fourth and fifth anniversaries of the loan grant, provided that there has been no default by the borrower, including termination of the borrower's employment.

Home Loans

     On June 14, 2002, we loaned Daniel K. Cushing $500,000 at 0% interest to purchase a home in California. We entered into the loan to help induce Mr. Cushing to accept the position of Regional Director of our North California Region and to compensate Mr. Cushing for the high cost of living in California. The loan is non-recourse, is secured by the home Mr. Cushing purchased in California and is due on the earlier of (1) the termination of Mr. Cushing's employment with us, (2) the sale of Mr. Cushing's California residence and (3) June 14, 2012.

Sarbanes-Oxley Act Impact on Officer and Director Loans

     Section 402 of the Sarbanes-Oxley Act of 2002 prohibits companies from extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit in the form of a personal loan to any director or executive officer of such companies. In 2002, our board of trustees passed a resolution prohibiting such loans or extensions of credit to our officers or trustees. Section 402 of the Sarbanes-Oxley Act does, however, provide that an extension of credit maintained by a company on the date of enactment of the act shall not be subject to the prohibitions of the act, provided that there is no material modification to any term of any such extension of credit or any renewal of such extension of credit on or after the date of enactment of the act. Thus, while we will not be entering into any additional loans with our officers or trustees, the loans described above, having existed prior to the enactment of the

Sarbanes-Oxley Act, will continue to be forgiven and will continue to be governed by the original terms of such loans.

Current Loan Balances

     The highest aggregate amount of all loans described above since January 1, 2002 was $3,849,823. The amount of indebtedness of our executive officers as of March 14, 2003 is set forth in the table below.

                        Name             Loan Principal Balance
                        ----             ----------------------
                 Thomas F. August        $              272,254
                 Robert K. Wiberg                       211,753
                 Lawrence J. Krueger                    211,753
                 Michael A. Ernst                       120,996
                 Christopher M. Hipps                   278,413
                 Daniel K. Cushing                      695,579

Purchase of Remaining Voting Interests of Taxable REIT Subsidiary

     Tax legislation prohibits us from owning more than 10% of the voting common stock of an issuer or more than 10% of the value of an issuer, except for our interests in our operating partnership, our non-corporate subsidiaries, taxable REIT subsidiaries, or any qualified REIT subsidiary. To comply with this legislation, in March 2001, our operating partnership, through the following related transactions, formed Prentiss Properties Resources, Inc. to act as a taxable REIT subsidiary under the Real Estate Investment Trust Modernization Act which allows a corporation, other than a REIT, in which a REIT directly or indirectly owns stock, to perform services for tenants without disqualifying the rents received:

     o Our operating partnership contributed to Prentiss Properties Resources, Inc. among other things, (1) $1 million, (2) all of the outstanding non-voting common stock of our third-party service provider, Prentiss Properties Limited, Inc., (3) two promissory notes with a combined original principal amount of $34.7 million issued by Prentiss Properties Limited to our operating partnership and (4) real property located in Dallas, Texas and in return Prentiss Properties Resources issued to our operating partnership 958.5 shares of its non-voting common stock and a promissory note in the amount of $5 million.

     o Ampulla, LLC, which is wholly-owned by Michael V. Prentiss, contributed all of its voting common stock of Prentiss Properties Limited to Prentiss Properties Resources in return for 21.5 shares of non-voting and 20 shares of voting common stock of Prentiss Properties Resources.

     o Our operating partnership subsequently purchased Ampulla's 21.5 shares of the non-voting common stock of Prentiss Properties Resources for approximately $72,000.

After giving effect to the above series of transactions, during 2001, our operating partnership became the owner of 98% of the value of Prentiss Properties Resources, holding all of the outstanding non-voting common stock, and Ampulla became the owner of 2% of the value of Prentiss Properties Resources, holding all of the outstanding voting common stock, and Prentiss Properties Limited became a wholly-owned subsidiary of Prentiss Properties Resources.

     The ownership structure remained unchanged until January 1, 2003. Effective January 1, 2003, we acquired from Ampulla, LLC, the single member limited liability company owned by Michael V. Prentiss, the remaining outstanding voting interest in Prentiss Properties Resources, for gross consideration of approximately $67,000.

                                  PROPOSAL TWO
           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     We have appointed PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) has served as our independent accountants since 1996.

     The fees billed to us by PricewaterhouseCoopers LLP for fiscal year 2002 were as follows:

     Audit Fees. The total fees for professional services rendered in connection with the audit of our annual financial statements, including those contained in our annual report on Form 10-K, and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $226,500 for fiscal year 2002.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2002 totaled $172,153. Fees included in "Other Fees" are the following: $32,648 for our 2001 Tax Review, $85,731 for separate audits of several of our properties and other SEC filings, $15,000 for audit of our Employee Savings Plan & Trust, $4,002 for a German Tax Representation Fee pursuant to registration of our shares in Germany, $9,230 for review of our dividend tax attributes, $2,112 for the tax review of a joint venture, $20,657 for tax software and $2,773 for miscellaneous work.

     Beginning with next year's annual proxy statement, we will be required to disclose our annual accounting fees in a different manner than currently required. If the new disclosure requirements were in effect for this annual proxy statement, our 2002 accounting fees would be disclosed in four categories:
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees. Under the new disclosure rules, the total of all Audit Fees, Audit Related Fees and Tax Fees for 2002 totaled $391,878. Under the new disclosure rules, the total of All Other Fees for 2002 totaled $6,775. The following is a breakdown of our 2002 accounting fees under the accounting fee disclosure categories which will be in effect for next year's annual proxy statement:

     Audit Fees. Aggregate Audit Fees for 2002 totaled $280,991. Fees included $226,500 for professional services rendered in connection with the audit of our annual financial statements, including those contained in our annual report on Form 10-K, and the review of the financial statements included in our quarterly reports on Form 10-Q. Fees also included $17,115 for financial review pursuant to the filing of post-effective amendments to our Form S-3 (File No. 333-49433) and $37,376 for financial review pursuant to the filing of a Form S-3 (File No. 333-85660).

     Audit Related Fees. Aggregate Audit Related Fees for 2002 totaled $46,240. Fees included $15,000 for audit of our Employee Savings Plan & Trust and $31,240 for audits of various of our properties.

     Tax Fees. Aggregate Tax Fees for 2002 totaled $64,647. Fees included $32,648 for 2001 Tax Review, $9,230 for review of our dividend tax attributes, $2,112 for tax review of a joint venture and $20,657 for tax software.

     All Other Fees. Aggregate All Other Fees totaled $6,775. Fees included $2,773 for miscellaneous work and $4,002 for a German tax representation fee.

     Our board of trustees has decided to afford our shareholders the opportunity to express their opinions on the matter of our auditors, and, accordingly, is submitting to our shareholders at the annual meeting a proposal to ratify our board of trustees' appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2003. In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the board of trustees.

     Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     The date for submission of shareholder proposals to be presented at our 2003 annual meeting of shareholders, November 29, 2002, has passed and thus no such shareholder proposals may be presented at the 2003 annual meeting. Shareholder proposals intended to be submitted for presentation at our 2004 annual meeting of shareholders must be in writing and must be received by us at our executive offices on or before December 7, 2003, for inclusion in our proxy statement and the form of proxy relating to the 2004 annual meeting.

                          REPORT OF THE AUDIT COMMITTEE

     The board of trustees has established an Audit Committee which currently consists of three independent trustees, Messrs. Steinhart, Riggs and Parker. The board of trustees has adopted a written charter for the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The Audit Committee held four meetings during 2002. In performing its duties, the Audit Committee meets with the independent accountants without the presence of any of the members of management and meets with management without the presence of PricewaterhouseCoopers LLP, to help ensure the independence of PricewaterhouseCoopers LLP. The Audit Committee then meets without the presence of either of PricewaterhouseCoopers LLP or management.

     Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent public accountants are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

     PricewaterhouseCoopers LLP has served as our and our subsidiaries' independent auditor for the year ended December 31, 2002 and will, pending ratification by our shareholders at the annual meeting, continue to so serve for the year ending December 31, 2003 until and unless changed by action of the board of trustees. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

     In connection with the fiscal year 2002 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1; (4) discussed the auditor's independence with the auditors; and (5) considered whether the provision of services by the auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditor's independence. Based on these reviews and discussions, the Audit Committee has recommended to the board of trustees, and the board of trustees has resolved that our audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Audit Committee believes that the provision of services by PricewaterhouseCoopers LLP to us is compatible with maintaining the principal accountant's independence.

     Audit Fees. The total fees for professional services rendered in connection with the audit of our annual financial statements, including those contained in our annual report on Form 10-K, and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $226,500 for fiscal year 2002.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year 2002.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2002 totaled $172,153. Fees included in "Other Fees" are the following: $32,648 for our 2001 Tax Review, $85,731 for separate audits of several of our properties and other SEC filings, $15,000 for audit of our Employee Savings Plan & Trust, $4,002 for a German Tax Representation Fee pursuant to registration of our shares in Germany, $9,230 for review of our dividend tax attributes, $2,112 for the tax review of a joint venture, $20,657 for tax software and $2,773 for miscellaneous work.

     This Report has been furnished by the members of the Audit Committee.


                                                     Barry J.C. Parker
                                                     Dr. Leonard M. Riggs, Jr.
                                                     Ronald G. Steinhart

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the SEC into which this Proxy Statement is incorporated by reference, the material under the headings "Compensation Committee Report on Executive Compensation," "Performance Graph" and "Report of the Audit Committee" shall not be incorporated into such future filings.

                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as "householding," is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Gregory S. Imhoff, our Senior Vice President and Corporate Secretary, at 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220, telephone: (214) 654-0886. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy upon written or oral request to our Corporate Secretary at the address listed immediately above.

                           ANNUAL REPORT AND FORM 10-K

     Accompanying this Proxy Statement is a copy of our Annual Report to Shareholders for the year ended December 31, 2002, which contains financial and other information pertaining to us. The Annual Report does not form any part of the materials for the solicitation of proxies.

     We will furnish to each beneficial owner of our common shares entitled to vote at the annual meeting, upon written request to Gregory S. Imhoff, our Senior Vice President and Corporate Secretary, at 3890 West Northwest Highway, Suite 400, Dallas, Texas, 75220, telephone (214) 654-0886, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and financial statement schedules filed by us with the SEC.

                                  OTHER MATTERS

     The board of trustees knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

By Order of the board of trustees

/s/ Michael V. Prentiss

Michael V. Prentiss,
Chairman of the Board
Dallas, Texas
April 4, 2003

                                    Exhibit A

                                   Proxy Card

[LOGO]
PRENTISS PROPERTIES TRUST
3890 W. NORTHWEST HIGHWAY
SUITE 400
DALLAS, TEXAS 75220

AUTHORIZE YOUR PROXY BY INTERNET -
www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE -
1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Prentiss Properties Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                              PNTISS          KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

--------------------------------------------------------------------------------
PRENTISS PROPERTIES TRUST

The Board of Trustees recommends a vote FOR all such nominees and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003.

1. Election of two Class I members to        For    Withhold    For All
   the Board of Trustees:                    All       All      Except
   01) Thomas F. August
   02) Lawrence A. Wilson                    ( )       ( )        ( )

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

-----------------------------------------------------------

Vote On Proposal                             For     Against    Abstain

2. Ratification of the appointment of        ( )       ( )        ( )
   PricewaterhouseCoopers LLP as
   Prentiss Properties Trust's
   independent accountants for 2003.

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                    OF TRUSTEES OF PRENTISS PROPERTIES TRUST

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this            ( )
box and write them on the back where indicated

Please indicate if you plan to attend this meeting          ( )   ( )

                                                            Yes   No

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------   ----------------------------------

-------------------------------------------   ----------------------------------
Signature [PLEASE SIGN WITHIN BOX]     Date   Signature (Joint Owners)      Date
--------------------------------------------------------------------------------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

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                            PRENTISS PROPERTIES TRUST

              Proxy Solicited on Behalf of Trustees of the Company
                     For the Annual Meeting on May 15, 2003

      The undersigned shareholder of Prentiss Properties Trust, a Maryland real estate investment trust (the "Company") hereby appoints Gregory S. Imhoff and J. Kevan Dilbeck or either of them (the "Proxy Committee"), with full power of substitution in each to represent the undersigned at the annual meeting of shareholders of the Company to be held at the Embassy Suites Hotel, 3880 W. Northwest Highway, Dallas, Texas 75220, on Thursday, May 15, 2003, and at any adjournments or postponements thereof, on all matters coming before said meeting.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 4, 2003 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment or postponement thereof.

      You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card or authorize your proxy via the Internet or by telephone as provided on this proxy card. Action taken pursuant to this proxy card will be effective as to all the shares that you own.

      --------------------------------------------------------------------
      Address Changes/Comments:
      ____________________________________________________________________

      ____________________________________________________________________

      --------------------------------------------------------------------

            (If you noted Address Changes/Comments above, please mark
                     corresponding box on the reverse side.)

--------------------------------------------------------------------------------